Exhibit 99

ROCKY BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED
DECEMBER 31, 2013, 2012 AND 2011

DESCRIPTION	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Balance at End of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2013	$650,000	$550,194	$(419,031	)(1)	$781,163
Year ended December 31, 2012	$556,000	$436,923	$(342,923	)(1)	$650,000
Year ended December 31, 2011	$868,000	$437,708	$(749,708	)(1)	$556,000

VALUATION ALLOWANCE FOR DEFERRRED TAX ASSETS
Year ended December 31, 2013	$513,527	$49,249	$-		$562,776
Year ended December 31, 2012	$507,211	$6,316	$-		$513,527
Year ended December 31, 2011	$530,343	$-	$(23,132)		$507,211

ALLOWANCE FOR DISCOUNTS AND RETURNS
Year ended December 31, 2013	$2,057,055	$20,726,250	$(20,392,100)		$2,391,205
Year ended December 31, 2012	$2,425,811	$20,733,704	$(21,102,460)		$2,057,055
Year ended December 31, 2011	$2,474,974	$16,943,679	$(16,992,842)		$2,425,811

(1)	Amount charged off, net of recoveries